Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-199914
Issuer Free Writing Prospectus dated April 6, 2017
CUSIP #:  63743HEP3

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer: National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:                                                A2 / A / A (Moody's / S&P / Fitch)

Principal Amount:                                          $350,000,000
Security Type:                                                Senior Unsecured

Interest Price:                                                 100% of Principal Amount

Trade Date:                                                      April 6, 2017

Original Issue Date:                                       April 11, 2017

Maturity Date:                                                April 5, 2019

Initial Interest Rate:                                     Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:                                  USD LIBOR

Spread:                               Plus 20 basis points

Index Maturity:             3-month

Interest Payment Dates:          Each January 5, April 5, July 5, and October 5, and the maturity date, commencing July 5, 2017

Interest Reset Dates:            Each January 5, April 5, July 5, and October 5

Payment at Maturity:           The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:            None

Agent's Discount or Commission:     0.10%

Agent(s):               RBC Capital Markets, LLC

Capacity:               Principal

Form of Note:             Book-Entry
(Book-Entry or Certificated)

Denominations:            $2,000 x $1,000

Other Terms:             None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from RBC Capital Martkets, LLC by calling toll-free at 1-866-375-6829.